Exhibit 4.1

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of

June 19, 2018

among

THE DUN & BRADSTREET CORPORATION

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A. and

CITIZENS BANK N.A.

as Syndication Agents

and

HSBC BANK USA, N.A.,

MUFG UNION BANK, N.A.

PNC BANK, NATIONAL ASSOCIATION and

SUNTRUST BANK, N.A.

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.

as Sole Bookrunner

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

CITIZENS BANK N.A.

as Joint Lead Arrangers

i

Section 3.13.	Use of Proceeds	31
Section 3.14.	Patriot Act	31
Section 3.15.	Anti-Corruption Laws and Sanctions	31

ARTICLE 4
CONDITIONS

Section 4.01.	Effective Date	32

ARTICLE 5
AFFIRMATIVE COVENANTS

Section 5.01.	Financial Statements and Other Information	33
Section 5.02.	Notices of Material Events	34
Section 5.03.	Existence; Conduct of Business	34
Section 5.04.	Payment of Taxes	35
Section 5.05.	Maintenance of Properties; Insurance	35
Section 5.06.	Books and Records; Inspection Rights	35
Section 5.07.	Compliance with Laws	35
Section 5.08.	Use of Proceeds	36

ARTICLE 6
NEGATIVE COVENANTS

Section 6.01.	Liens	36
Section 6.02.	Fundamental Changes	37
Section 6.03.	Transactions with Affiliates	38
Section 6.04.	Sale and Lease-Back Transactions	38
Section 6.05.	Subsidiary Indebtedness	38
Section 6.06.	Total Debt to EBITDA Ratio	38
Section 6.07.	Interest Coverage Ratio	38

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.	Events Of Default	39

ARTICLE 8
THE ADMINISTRATIVE AGENT

ARTICLE 9
[RESERVED]

ARTICLE 10
MISCELLANEOUS

Section 10.01.	Notices	42
Section 10.02.	Waivers; Amendments	43
Section 10.03.	Expenses; Indemnity; Damage Waiver	44
Section 10.04.	Successors and Assigns	45
Section 10.05.	Survival	48

ii

SCHEDULES:

Schedule 2.01(a)	—	Lenders and Term Loan Facility Commitments
Schedule 6.01	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Notice
Exhibit C	—	[Reserved]
Exhibit D-1	—	Form of Opinion of Company’s Counsel
Exhibit D-2	—	Form of Opinion of Shearman & Sterling LLP
Exhibit E	—	[Reserved]
Exhibit F	—	[Reserved]
Exhibit G	—	[Reserved]
Exhibit H	—	Form of Statement Relating to Tax Status

iii

TERM LOAN CREDIT AGREEMENT dated as of June 19, 2018, (the “Agreement”) among THE DUN & BRADSTREET CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A. as Administrative Agent, BANK OF AMERICA, N.A. and CITIZENS BANK N.A., as Syndication Agents, and HSBC BANK USA, N.A., MUFG UNION BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and SUNTRUST BANK, N.A., as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. No SPC of any Lender shall be an Affiliate of such Lender.

“Agreement” has the meaning assigned to it in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for an interest period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Credit Exposure represented by such Lender’s Credit Exposure.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency Spread”, as the case may be, based upon the rating for the Index Debt (the “Index Debt

Rating”) by S&P and Fitch, respectively, applicable on such date; provided that if, at any time, Moody’s has in effect an Index Debt Rating, then all references to Fitch in this definition shall be deemed to be references to Moody’s and all references to Fitch ratings in the following table shall be deemed to be references to the comparable Moody’s ratings:

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
Index Debt Rating:	A or above	A–	BBB+	BBB	BBB–	below BBB–
ABR Spread	0%	0.125%	0.250%	0.375%	0.500%	0.625%
Eurocurrency Spread	1.000%	1.125%	1.250%	1.375%	1.500%	1.625%

For purposes of the foregoing, (i) if either S&P or Fitch shall not have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Rate shall be the rate set forth in the Category that is one number higher than the Category applicable to the rating in effect; (ii) if neither S&P nor Fitch shall have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Rate shall be the rate set forth in Category 6; (iii) if the Index Debt Ratings established or deemed to have been established by S&P and Fitch shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iv) if the Index Debt Ratings established by S&P and Fitch shall be changed (other than as a result of a change in the rating system of S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply (other than as described in the immediately succeeding sentence) during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Fitch shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignee” means any financial institution; provided, however, that (a) neither the Borrower nor any Affiliate of the Borrower shall qualify as an Assignee, and (b) no natural person or Ineligible Assignee shall qualify as an Assignee, whether or not an Event of Default has occurred and is continuing (unless otherwise agreed by the Borrower in its reasonable discretion).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.03 or Section 2.05 as a date on which the Borrower requests Loans to be made hereunder.

“Borrowing Minimum” means $5,000,000.

“Borrowing Multiple” means $1,000,000.

“Borrowing Request” means a request for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in dollars in the London interbank market and (ii) when used in connection with notices or payments to or from the Administrative Agent, such term shall also exclude any day on which the Administrative Agent is not open.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved by the board of directors of the Company nor (ii) appointed by directors so nominated, approved or appointed.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(c), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the day enacted, adopted, issued or implemented, but only to the extent it is the general policy of the applicable Lender at such time to seek compensation from investment grade borrowers with the same or similar ratings under yield protection provisions in credit or loan agreements with such borrowers that provide for such compensation, and the applicable Lender is in fact generally seeking such compensation from such borrowers (and, upon any request by such Lender for payment, certifies to the Borrower to the effect of the foregoing).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means The Dun & Bradstreet Corporation, a Delaware corporation, and its successors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as of any date of determination, the sum of the outstanding aggregate principal amount of the Loans and the unused Term Loan Facility Commitments at such time.

“Credit Party” means the Administrative Agent or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Subsidiary” means (i) Dun & Bradstreet Inc., a Delaware corporation, and (ii) any other Subsidiary designated as a “Designated Subsidiary” by the Company.

“Disclosed Matters” means the actions, suits and proceedings and other matters disclosed in “Note 13” (“Contingencies”) to the consolidated financial statements or elsewhere in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2017 and “Note 8” (“Contingencies”) to the consolidated financial statements or elsewhere in the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission for the fiscal quarter ended March 31, 2018.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, the consolidated net income of the Company and its consolidated Subsidiaries for such period plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization expense, (d) extraordinary, unusual or non-recurring charges or losses, (e) non-cash charges and (f) non-core charges; provided that the aggregate amount added back pursuant to this clause (f) in any period shall not exceed 10% of EBITDA for such period (calculated prior to giving effect to any adjustment pursuant to this clause (f)), and minus, to the extent added in computing such consolidated net income for such period, extraordinary gains; provided further that, unless the Company elects to make such adjustments prior thereto, no adjustments to EBITDA resulting from the application of FASB 606 will be required to be made for any measurement period of four consecutive fiscal quarters ending on or before June 30, 2019.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or the protection of the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon violation of or liability under any Environmental Law or any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect thereto.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event; (b) the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA, whether or not waived, (c) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA); (d) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; (e) the failure to timely make a contribution required to be made with respect to any Plan after giving effect to any extensions applicable thereto; (f) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (g) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (h) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (i) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (j) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (k) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability; (l) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of a Plan or the appointment of a trustee to administer a Plan; (m) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (n) any Foreign Benefit Event; or (o) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could reasonably be expected to result in liability to the Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any Taxes imposed as a result of a present or former connection between such Lender or the

Administrative Agent and the Governmental Authority imposing such tax (other than any such Taxes owed solely as a result of such Lender or the Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (b) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender to the extent they are in effect and would apply as of the date such Foreign Lender becomes a party to this Agreement or designates a new lending office (including withholding taxes imposed by the United States of America), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), (c) any Taxes attributable to a Lender’s failure to comply with Section 2.17(f) and (d) any U.S. federal Taxes imposed under FATCA.

“Existing Term Loan Agreement” means that certain the $400,000,000 Term Loan Credit Agreement dated as of May 14, 2015 among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as in effect immediately prior to the Effective Date.

“FASB 606” means FASB ASC Update No. 2014-09 (Revenue from Contracts with Customers (Topic 606)) effective January 1, 2018.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fitch” means Fitch IBCA, Duff & Phelps.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by applicable governmental authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by the Borrower, any Subsidiary or any Affiliate of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower, any Subsidiary or any Affiliate, or the imposition on the Borrower, any Subsidiary or any Affiliate of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” means, with respect to any Loan, any Lender making such Loan that is organized under the laws of a jurisdiction other than the United States of America.

“Foreign Pension Plan” means any pension plan described in Sections 3(2) and 4(b)(4) of ERISA that under applicable non-U.S. law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”), whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means (a) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Agreements” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of any Indebtedness resulting from this clause (e) shall be equal to the lesser of (i) the amount secured by such Lien and (ii) the fair market value of the property subject to such Lien as determined in good faith by such Person), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty issued by banks or other financial institutions and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances created for the account of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Assignee” means any Person that (a) is a Defaulting Lender, or upon becoming a Lender under this Agreement, would be a Defaulting Lender or (b) a transfer of Loans or Commitments to such Person would, based on the law and circumstances existing at the time of such proposed transfer, result in a violation of applicable Sanctions in any material respect.

“Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, (x) the interest expense of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and including (i) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP and (iii) the portion of any rents payable in respect of Capital Lease Obligations allocable to interest expense in accordance with GAAP minus (y) the interest income of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate (for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Lenders” means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption together with, in each case, any affiliate of any such Person through which such Person elects, by notice to the Administrative Agent and the Company, provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of this Agreement, (b) any waiver of any requirements of the Agreement or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent, the Lender making such election shall be deemed the “Person” rather than such affiliate, which shall not be entitled to vote or consent.

“Lender Parties” has the meaning assigned to such term in Section 10.17.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset of any Person, for the purpose of securing any obligation of such Person or any other Person, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” means a transaction or series of related transactions involving the purchase or acquisition of property and assets or businesses of any Person or Equity Interest in any Person permitted under this Agreement with an acquisition consideration equal to or greater than $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform any of its payment obligations under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary (a) the Total Assets of which exceed 10% of the Total Assets of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year or (b) the Net Revenue of which exceeds 10% of the Net Revenue of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year, provided that (i) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (ii) in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 20% of the Total Assets or 20% of the Net Revenue of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year, then one or more of such Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to such determination of Total Assets), shall be included as Material Subsidiaries, solely to the extent necessary to eliminate such excess.

“Maturity Date” means the fifth anniversary of the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Revenue” means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“Patriot Act” means the USA Patriot Act Title III of 107 Public Law 56 (October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(f) bankers’ liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning set forth in Section 10.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” means, at any time, Lenders having Credit Exposures representing at least 51% of the sum of the total Credit Exposures of all Lenders at such time.

“Revolver Increase” means any increase in the Revolving Credit Facility Commitment (as defined in the Revolving Credit Facility) under the Revolving Facility pursuant to Section 2.09 thereof.

“Revolving Credit Facility” means the Five-Year Credit Agreement dated as of June 19, 2018 among the Company, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as in effect from time to time.

“Sanctioned Country” means, at any time, a country or territory which is the target of any countrywide or territory-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor or assignee thereof.

“SEC” has the meaning assigned to such term in Section 5.01(a).

“SPC” has the meaning set forth in Section 10.04(e).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States of America (or any other jurisdiction in which the funding operations of any Lender shall be conducted) to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in dollars or by reference to which interest rates applicable to such Loans are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Successor Corporation” has the meaning set forth in Section 6.02(c).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Tangible Assets” means, as at any date, the Total Assets of the Company and its consolidated Subsidiaries minus (a) the book value of all assets that should be classified as intangibles in accordance with GAAP and (b) goodwill.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility Commitment” means, as to each Lender, its obligation to make Loans pursuant to Section 2.01 in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amounts of the Term Loan Facility Commitments on the Effective Date is $300,000,000.

“Total Assets” means, at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Debt” means, at any date, all indebtedness of the Company and its consolidated Subsidiaries at such date to the extent such items should be reflected on the consolidated balance sheet of the Company (excluding any such items which appear only in the notes to such consolidated balance sheet) at such date in accordance with GAAP; provided, that Total Debt shall not include Letters of Credit, except as to unreimbursed amounts thereunder.

“Total Debt to EBITDA Ratio” means, at the time such ratio is calculated, the ratio of (a) Total Debt at such time to (b) EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time. Solely for purposes of this definition, (i) if the Company or any of its consolidated subsidiaries shall have completed an acquisition of all or a substantial part of the assets, or a going concern business or division, of any Person, or (ii) if the Company shall have merged with any Person during such period or (iii) the Company or any of its consolidated subsidiaries shall have disposed of all or a substantial part of its assets or a going concern business or division, in each case, EBITDA for the relevant period shall be determined on a pro forma basis as if such acquisition, disposition or merger, and the incurrence of any related Indebtedness, had occurred on the first day of such period.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof described in Section 3.13.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be referred to by Type (e.g., a “Eurocurrency Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (a) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP (other than a change in GAAP resulting from the application of FASB 606) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding anything to the contrary contained in Section 1.04(a), in the definition of “Capital Lease Obligations” or an accounting change requiring any leases to be capitalized, only those leases that would constitute capital leases in conformity with GAAP on the date hereof (assuming for purposes hereof that such leases were in existence on the date hereof) shall be considered capital leases (or otherwise as indebtedness or as resulting in interest expense), and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, in accordance therewith.

Section 1.05. LIBOR Discontinuation. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (a) the circumstances set forth in Section 2.14(a) have arisen and such circumstances are unlikely to be temporary or (b) the circumstances set forth in in Section 2.14(a) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate (and Adjusted LIBO Rate) that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 1.05 (but, in the case of the circumstances described in clause (b) of the first sentence of this Section 1.05, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

ARTICLE 2

THE TERM LOAN FACILITY COMMITMENTS AND LOANS

Section 2.01. Term Loan Facility Commitments. Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Loans, denominated in dollars, to Borrower on the Effective Date for the Term Loan Facility Commitments in an aggregate principal amount that will not result in (i) the aggregate principal amount of such Lender’s outstanding Loans exceeding such Lender’s Term Loan Facility Commitment or (ii) the sum of the aggregate principal amount of the total outstanding Loans exceeding the total Term Loan Facility Commitments. If the Term Loan Facility Commitment is not fully drawn on the Effective Date, the undrawn portion thereof shall automatically be cancelled. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02. Loans and Borrowings. (a) The Loans shall be made by the Lenders ratably in accordance with their respective Term Loan Facility Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Facility Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) unless the Borrower shall request that an Affiliate of a Lender make a Loan, a Lender may not recover for any increased costs under Section 2.15 or Section 2.17 incurred solely as a result of an Affiliate of such Lender, rather than such Lender, making a Loan, if, without economic disadvantage to, and consistent with the policies and practices of such Lender, such Loan could have been made in a manner that would have avoided such increased costs under Section 2.15 or Section 2.17.

(c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple equal to the Borrowing Multiple. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by hand delivery, telecopy or electronic transmission (including email) to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B (A) in the case of a Eurocurrency Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (B) in the case of an ABR Borrowing not later than 11:00 a.m., New York City time, on the same day as the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed; and

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved]

Section 2.05. [Reserved]

Section 2.06. [Reserved]

Section 2.07. Funding of Borrowings. (a) Each Lender shall make the Loans to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time to the account of the Administrative Agent most recently designated by it for such purpose for Loans by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower promptly (but in no event later than 1:00 p.m., New York City time), by crediting the amounts so received by 12:00 noon, New York City time, in like funds, to an account of the Company maintained with the Administrative Agent in New York City.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the Federal Funds Effective Rate and (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to the Borrower any amount (including interest) paid by the Borrower to the Administrative Agent pursuant to this paragraph with respect to such amount.

Section 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing may elect Interest Periods therefor, as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by hand delivery, telecopy or electronic transmission (including email) in a form reasonably approved by the Administrative Agent and signed by the Borrower, by the time and at the office at which a Borrowing Request would be required to be delivered under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing, but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09. Termination or Increase of Term Loan Facility Commitments. (a) The Term Loan Facility Commitments shall terminate on the Effective Date.

(b) [Reserved]

(c) [Reserved]

(d) Upon at least 15 days’ prior notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company shall have the right, subject to the terms and conditions set forth below, to increase the aggregate amount of the Loans under this Agreement in multiples of $500,000 up to an aggregate amount not to exceed $400,000,000 (less the amount of any Revolver Increase made on or before the effective date of such increase) (a “Term Loan Increase”). Any Term Loan Increase may be provided, at the option of the Company, by (x) one or more Lenders, if such Lender or Lenders consent to such increase, or (y) one or more institutions not then a Lender hereunder; provided that (i) if any such institution is not then a Lender hereunder, such institution shall be reasonably acceptable to the Administrative Agent, (ii) such existing or new Lender shall execute and deliver to the Company and the Administrative Agent a customary joinder agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent and (iii) at the time of and immediately after giving effect to such Term Loan Increase (A) no Default shall have occurred and be continuing and (B) the representations and warranties of the Company set forth in this Agreement shall be (x) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct as so qualified on and as of the date of such Term Loan Increase or (y) if such representation and warranty is not so qualified, true and correct in all material respects, in each case on and as of the date of such Term Loan Increase. Upon the effectiveness of any Term Loan Increase pursuant to this Section 2.09(d), Schedule 2.01(a) hereto shall be automatically amended to reflect such increase. It is understood that any Term Loan Increase pursuant to this Section 2.09(d) shall not constitute an amendment or modification of this Agreement pursuant to Section 10.02. For the avoidance of doubt, no existing Lender will have any obligation to participate in any Term Loan Increase.

Section 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the Loans in equal quarterly installments commencing with the first full fiscal quarter end date after the Effective Date in an aggregate annual amount equal to the following percentages of the initial principal amount of the Loans outstanding on the Effective Date, with any remaining outstanding amounts paid in full on the Maturity Date: (i) for the first year after the Effective Date, 5.0% in the aggregate, (ii) for the second year after the Effective Date, 5.0% in the aggregate, (iii) for the third year after the Effective Date, 7.5% in the aggregate, (iv) for the fourth year after the Effective Date, 10.0% in the aggregate and (v) for the fifth year after the Effective Date but prior to the Maturity Date, 15.0% in the aggregate.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type hereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) Within 5 Business Days after the occurrence of any Change in Control, unless the Required Lenders shall elect otherwise, the Borrower shall (i) prepay the Loans hereunder in full plus any accrued and unpaid interest thereon and any fees payable hereunder.

(c) The Borrower shall notify the Administrative Agent by telecopy or electronic transmission (including email) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12. Fees. (a) [Reserved]

(b) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to, in the case of a Eurocurrency Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be presumed correct absent manifest error.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency

Borrowing shall be ineffective, and any Eurocurrency Borrowing so requested to be continued shall, at the option of the Company, be repaid in full on the last day of the Interest Period applicable thereto, or be converted to an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15. Increased Costs. (a) If any Governmental Authority shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund Loans, or by reference to which interest rates applicable to Loans are determined, and the result of such requirement shall be to increase the cost (other than Taxes) to such Lender of making or maintaining any Loan, and such Lender shall deliver to the Company a notice requesting compensation under this paragraph and setting forth the applicable Statutory Reserve Rate, then the Company shall pay to such Lender on each Interest Payment Date with respect to each affected Loan additional interest at a rate per annum up to but not exceeding the excess of (i) the rate otherwise applicable to such Loan (the “Applicable Interest Rate”) divided by one minus the applicable Statutory Reserve Rate over (ii) the Applicable Interest Rate.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement covered by subsection (a) above);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clause (a) of the definition of “Excluded Taxes” that are imposed on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient in respect thereof hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such other Recipient such additional amount or amounts as will compensate such Lender or such other Recipient for such additional costs incurred or reduction suffered; provided that with respect to clause (iii), only to the extent it is the general policy of the applicable Lender or such other Recipient at such time to seek such compensation from investment grade borrowers with the same or similar ratings in credit or loan agreements with such borrowers that provide for such compensation, and the applicable Lender or such other Recipient is in fact generally seeking such compensation from such borrowers (and, upon any request for payment, certifies to the Borrower to the effect of the foregoing).

(c) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay such Lender the amount due under this Section within 10 days after receipt of the relevant certificate.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(f) If any change in (including the adoption of any new) applicable Laws or legal requirements, or in the interpretation of applicable Laws or legal requirements by any Governmental Authority, has made it unlawful for any Lender to (i) perform its obligations hereunder or under any other Loan Document with respect to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia, (ii) fund or maintain its participation in any Eurodollar Loan or (iii) issue, make, maintain, fund or charge interest with respect to any credit extension to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia, such Lender shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and so long as such unlawfulness shall continue, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Eurodollar Loans shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice (A) each of such Lender’s then outstanding Eurodollar Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such Eurodollar Loan may not lawfully be maintained as a Eurodollar Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into an ABR Loan and (B) the Borrower shall take all reasonable actions requested by such Lender to mitigate or avoid such illegality, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to consist of (in addition to any conversion losses) an amount determined by such Lender to be equal, except as otherwise provided in the final parenthetical in the preceding sentence, to the excess, if any, of (1) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan (and in dollars) for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (2) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in dollars from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay such Lender the amount due under this Section within 10 days after receipt of the relevant certificate.

Section 2.17. Taxes. (a) Subject to compliance with Section 2.17(f), any and all payments by or on account of any obligation of the Borrower hereunder shall be made without deduction or withholding other than any deduction or withholding on account of any Taxes that are required by law to be withheld; provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions of Indemnified Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. For purposes of this Section 2.17(c), amounts paid by the Borrower pursuant to Section 2.17(a) or (b) shall not themselves be treated as paid by the Administrative Agent or a Lender. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Lender shall deliver a copy of such certificate to the Administrative Agent.

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code shall, if legally able to do so, prior to the immediately following due date of any payment by the Borrower under this Agreement, deliver to the Borrower (with a copy to the Administrative Agent) Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or, in the case of a Lender claiming exemption from U.S. federal withholding tax with respect to payments under this Agreement under section 871(h) or 881(c) of the code relating to payments of “portfolio interest”, Form W-8BEN or W-8BEN-E and a statement substantially in the form of Exhibit H-1 (a “U.S. Tax Compliance Certificate”), and any other certificate or statement of exemption or any subsequent version thereof or successors thereto (or, in the case of a participation or to the extent otherwise necessary, a Form W-8IMY with any required attachments, including, but not limited to, Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-9 and, in the case of a participant or a direct or indirect partner of a Foreign Lender that is partnership claiming the exemption for portfolio interest, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2, Exhibit H-3 or Exhibit H-4, as applicable), properly completed and duly executed by such Lender claiming complete exemption, if available, or a reduced rate of United States federal withholding tax. Any Lender that is entitled to an exemption from or reduction of withholding tax imposed by a jurisdiction other than the United States with respect to payments under this Agreement or under any treaty shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower (or the Administrative Agent) as will permit such payments to be made without withholding or at a reduced rate. Any Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower (with a copy to the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower (or the Administrative Agent) as will establish an exemption of such Lender from backup withholding tax. Each Lender agrees that if any form or certification that such Lender previously delivered expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If a payment made to a Lender under this Agreement would be subject to U.S. federal Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include all amendments made to FATCA after the date of this Agreement.

(h) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that it is entitled to receive a refund in respect of Indemnified Taxes or Other Taxes pursuant to Section 2.17, it shall promptly notify the Borrower of the availability of such refund. If the Company requests that any Lender or the Administrative Agent (x) apply for a refund in respect of Indemnified Taxes or Other Taxes pursuant to Section 2.17 or (y) contest an Indemnified Tax or Other Tax, and the Company delivers, upon request, an opinion of counsel reasonably acceptable to such Lender or the Administrative Agent, as applicable, with respect to such refund or contest, such Lender or the Administrative Agent, as applicable, shall, at the Company’s expense, apply for such refund or contest such tax within 30 days following (i) receipt of such request from the Company or, if later, (ii) delivery of the requested opinion. If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund (whether by way of a direct payment or by offset) of any Indemnified Tax or Other Tax for which a payment has been made pursuant to Section 2.17 or realizes any credit or other tax benefit as a result of the payment of such Tax by the Borrower, which refund, credit or tax benefit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is allocable to such payment made under Section 2.17, the amount of such refund, credit or tax benefit (together with any interest received from the applicable Governmental Authority thereon) shall be paid to the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees under Section 2.10, Section 2.12, Section 2.13, Section 2.15, Section 2.16 or Section 2.17) from a payment location in the United States prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 277 Park Avenue, Floor 22, New York, New York 10172. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder (whether of principal, interest or otherwise) shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute (or cause the Administrative Agent to distribute) to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender fails to approve any waiver, modification or amendment to this Agreement requiring the consent of all Lenders or all affected Lenders which has been approved by the Required Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent such consent would be required under Section 10.04, such assignee shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, except for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries.

Section 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore made publicly available its consolidated balance sheet at December 31, 2017 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2017, in each case reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements (including notes thereto) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Except to the extent disclosed pursuant to the Company’s public filings with the SEC, since December 31, 2014, there has been no material adverse change in the business, assets, operations or financial condition, of the Company and its Subsidiaries, taken as a whole.

Section 3.05. Properties. (a) Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any such property other than Liens permitted under Section 6.01.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that purport to affect the legality, validity or enforceability of this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 3.07. Compliance with Laws. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it (including without limitation any “margin” rules or regulations promulgated by the Board).

Section 3.08. Investment and Holding Company Status. The Company is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.09. Taxes. Each of the Company and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA; Employee Benefit Plans. (a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder) except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to result, could reasonably be expected to result in a Material Adverse Effect.

(b) Foreign Benefit Plans. All foreign pension schemes (including, without limitation, each Foreign Pension Plan) sponsored or maintained by the Borrower and each of its Subsidiaries, if any, are maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or incorporated by reference therein), taken as a whole, as of the respective dates of such reports, financial statements, certificates and other written information, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward-looking statements and projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12. Subsidiaries. As of the Effective Date, the shares of capital stock of the Company’s Subsidiaries will be fully paid and non-assessable and such shares and other ownership interests will be owned by the Company, directly or indirectly, free and clear of all Liens except for Liens permitted by Section 6.01.

Section 3.13. Use of Proceeds. The proceeds of the Loans shall be applied by the Borrower in accordance with the provisions of Section 5.08.

Section 3.14. Patriot Act. The Borrower (i) is not or will not become a Person or entity described by Section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and the Borrower is not acting for or on behalf of any Person on any list promulgated under the Patriot Act; and (ii) is not in violation of the Patriot Act.

Section 3.15. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and to the knowledge of the Company, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Rich Mattessich, Vice President, Associate General Counsel and Assistant Corporate Secretary, and Shearman & Sterling LLP, special New York counsel for the Company, substantially in the form of Exhibit D-1 and D-2, respectively, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chairman, the President, a Vice President or a Financial Officer of the Company, confirming (i) the representations and warranties of the Company set forth in this Agreement shall be (x) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct as so qualified on and as of the Effective Date or (y) if such representation and warranty is not so qualified, true and correct in all material respects, in each case on and as of the Effective Date and that (ii) at the time of and immediately after giving effect to the Borrowing on the Effective Date, no Default shall have occurred and be continuing.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f) (x) All Loans owing to lenders under the Existing Term Loan Agreement, together with accrued interest thereon and accrued fees and all other amounts payable under the Existing Term Loan Agreement shall have been paid in full in cash (or shall be paid substantially simultaneously with the Borrowing on the Effective Date) and the Existing Term Loan Agreement shall have been terminated and (y) the Administrative Agent shall have received evidence reasonably satisfactory to it of the foregoing.

(g) The Lenders shall have received copies of all the financial statements referred to in Section 3.04, and all such financial statements shall be consistent in all material respects with other information previously provided to the Lenders.

Financial statements required to be delivered pursuant to Section 4.01(g) above shall be deemed to have been delivered on the date on which such financial statements have been made publicly available substantially consistent with the disclosure provisions of Section 5.01.

(h) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (with a copy for each Lender):

(a) after the end of each fiscal year of the Company and within the period required by the Securities and Exchange Commission (“SEC”) for publicly reporting companies (including any extension of such period permitted by the SEC), its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case comparative figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) after the end of each of the first three fiscal quarters of each fiscal year of the Company and within the period required by the SEC for publicly reporting companies (including any extension of such period permitted by the SEC), its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and statements of cash flow for the then elapsed portion of the fiscal year, setting forth in each case comparative figures for the corresponding periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within five Business Days following delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07 below and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 affecting the Company and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided that the information required by clause (iii) of this paragraph shall be deemed to have been provided if it is included in financial statements delivered to the SEC under clause (a) or (b) above;

(d) promptly after the same become publicly available, copies of all periodic and other material reports (other than reports relating to employee benefit matters or employment plans) and proxy statements filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, and all material amendments to any of the foregoing;

(e) after S&P or Fitch shall have announced a change in the Index Debt Rating established or deemed to have been established, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) above shall be deemed to have been delivered on the date on which the Company provides notice to the Lenders that such information has been posted on the Company’s website (it being understood that if such website includes an option to subscribe to a free service alerting subscribers by email of new SEC filings, such notice shall be deemed to have been provided) on the Internet at www.dnb.com (or any successor or replacement website thereof), at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge. Such notice may be included in a certificate delivered pursuant to Section 5.01(c).

Section 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or that the Company believes could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02; and provided, further, that neither the Company nor any of its Material Subsidiaries shall be required to preserve any right, license, permit, privilege or franchise if the board of directors of the Company or such Material Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Company and its Subsidiaries taken as a whole.

Section 5.04. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that any such insurance may be maintained through a program of self-insurance to the extent deemed prudent by the Company in its reasonable business judgment (which determination shall take into account the self-insurance practices customary among such companies, to the extent the Company has knowledge thereof without any investigation).

Section 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in accordance with GAAP (or, the case of a foreign Subsidiary, generally accepted accounting principles in the jurisdiction of organization of such foreign Subsidiary). The Company will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent on its own initiative or at the request of the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that neither the Company nor any of its Material Subsidiaries shall be required to disclose to the Administrative Agent, any Lender or any agents or representatives thereof any information that is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or that is prevented from disclosure pursuant to a confidentiality agreement with, or confidential obligation owed to, third parties.

Section 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company will not request any Borrowing, and the Company will not use, and will use its reasonable best efforts through enforcement of its aforementioned compliance policies and procedures to provide that its other Subsidiaries and the directors, officers, employees and agents of the Company and its Subsidiaries will not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.08. Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes, including to refinance the Existing Term Loan Agreement. No part of the proceeds of any Loan will be used by the Company or its Subsidiaries, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE 6

NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:

Section 6.01. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or any Lien on any asset of any Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or the date of such merger, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(d) any Lien on any asset (i) initially securing Indebtedness (including, without limitation, Capital Lease Obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset or (ii) securing Indebtedness incurred to extend, renew, refinance or replace the Indebtedness then secured by such Lien, provided that (x) such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof and (y) the principal amount of Indebtedness secured by such Lien shall not be increased in connection with any extension, renewal, refinancing or replacement of such Indebtedness (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

(e) any Lien (i) arising in connection with the financing of accounts receivable by the Company or any of its Subsidiaries, provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed $250,000,000 and (ii) arising under a capital lease in connection with any transaction permitted by Section 6.04;

(f) any Lien on any property sold or transferred pursuant to a transaction permitted under Section 6.04;

(g) any Lien in favor of the Company or any Subsidiary granted by the Company or any Subsidiary in order to secure any intercompany obligations;

(h) any Lien granted or arising in connection with any legal proceeding to the extent such proceeding has not resulted in an Event of Default under paragraph (k) of Section 7.01; and

(i) any Lien to secure Indebtedness and other obligations if, at any date, immediately after the incurrence thereof, the sum (without duplication) of all amounts secured by Liens which would not be permitted but for this clause Section 6.01(i) does not at such time exceed $250,000,000.

Section 6.02. Fundamental Changes. (a) The Company will not (i) merge or consolidate with any other Person or (ii) permit any Designated Subsidiary to merge or consolidate with any other Person, except that (1) the Company and any Designated Subsidiaries may merge into or consolidate with each other, (2) the Company may merge or consolidate with any other Person in accordance with subsection (c) and (3) any Designated Subsidiary may merge or consolidate with any other Person so long as the surviving entity of such merger or consolidation is a Designated Subsidiary. The Company will not, and will not permit any Designated Subsidiary to, liquidate or dissolve except in connection with any transaction permitted by the foregoing clauses (i) and (ii).

(b) (i) The Company will not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its consolidated Subsidiaries, taken as a whole, or all or substantially all of the stock or other equity interests of any Designated Subsidiary and (ii) the Company will not permit any Designated Subsidiary to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of such Designated Subsidiary and its subsidiaries, taken as a whole, except (1) the Company and any Designated Subsidiaries may consummate any transaction described in clause (i) or (ii) with the Company or any other Designated Subsidiary and (2) the Company may consummate any transaction described in clause (i) in accordance with subsection (c).

(c) The Company may consummate any of the transactions described in clauses (a)(i) and (b)(i) of this Section if (i) the surviving corporation in any such merger or consolidation or the Person which acquires all or substantially all of the assets of the Company and its consolidated Subsidiaries or all or substantially all of the capital stock or other equity interests of a Designated Subsidiary shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (the “Successor Corporation”) and shall expressly assume, pursuant to documentation in form reasonably satisfactory to the Required Lenders, the due and punctual payment of the principal of and interest on the Loans and all other amounts payable under this Agreement and the payment and performance of every covenant hereof on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction, (x) the Company and its Subsidiaries are in compliance, on a pro-forma basis, with the covenants contained in Sections 6.06 and 6.07 recomputed as of the last day of the most recently ended fiscal quarter of the Company, as if such transaction had occurred on the first day of each relevant period for testing such compliance and (y) the Company shall have delivered to the Lenders, at least 10 Business Days prior to the consummation of any such transaction, a certificate of a Financial Officer of the Company certifying that the condition precedent set forth in clause (iii)(x) with respect to such transaction will be complied with and setting forth in reasonable detail the calculations required to demonstrate such compliance and the assumptions used by the Company to make such calculations.

(d) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.

Section 6.03. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (considering such transactions and all other related transactions as a whole) and (b) transactions between or among the Company and its Subsidiaries.

Section 6.04. Sale and Lease-Back Transactions. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person (other than a Subsidiary) whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for any such arrangement or arrangements with an aggregate sale price not exceeding at any time $250,000,000.

Section 6.05. Subsidiary Indebtedness. The Company will not permit the aggregate principal amount of Indebtedness of its Subsidiaries (excluding any Indebtedness of a Subsidiary (a) owed to the Borrower or another Subsidiary; (b) outstanding hereunder; (c) outstanding as of the date such Person becomes a Subsidiary so long as such date is after the date hereof; (d) as an account party in respect of letters of credit entered into in the ordinary course of business; (e) in respect of current accounts payable and accrued expenses incurred in the ordinary course of business; (f) evidenced by Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; and (g) incurred to finance the acquisition, construction or improvement of any non-current asset; provided that (i) the aggregate principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving any such property or asset and (ii) such Indebtedness is incurred within 180 days of the date of acquisition, construction or improvement of any such property or asset) at any time outstanding to exceed 10% of the Tangible Assets at such time.

Section 6.06. Total Debt to EBITDA Ratio. The Total Debt to EBITDA Ratio will not exceed at the end of any fiscal quarter of the Company (commencing with the first full fiscal quarter ended after the Effective Date) 4.0 to 1.0; provided, that the maximum Total Debt to EBITDA Ratio permitted hereunder shall increase to (x) 4.50 to 1.0 for any fiscal quarter during which a Material Acquisition occurs and the following fiscal quarter and (y) 4.25 to 1.0 for the following two full fiscal quarters, and thereafter, the required Total Debt to EBITDA Ratio shall revert to 4.00 to 1.00.

Section 6.07. Interest Coverage Ratio. The Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company will not be less than 3.0 to 1.0 (tested commencing with the first full fiscal quarter ended after the Effective Date).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events Of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay (i) any interest on any Loan or any fee payable by the Borrower under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or (ii) any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable by the Borrower under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or thereof, or in any certificate or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Company’s existence), Section 5.08 or in Article 6;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Company;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (so long as such Indebtedness is paid when due (or within any applicable grace period)) or (ii) any Indebtedness that is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such Indebtedness is so prepaid in full with such proceeds when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (excluding any amount of such judgment as to which an applicable third-party insurer has not disavowed liability) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action, which shall not be effectively stayed, shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; or

(m) (i) the Company shall have merged or consolidated with any Person or any Person shall have acquired all or substantially all of the assets of the Company and its consolidated Subsidiaries, taken as a whole, or all or substantially all of the capital stock or other equity interests of any Designated Subsidiary, (ii) either the Company or the Person with which it is merging or consolidating or the Person which is acquiring such assets or capital stock or other equity interests shall at the time of such merger or consolidation or acquisition have been rated by a rating agency and (iii) the Successor Corporation shall not have in effect a rating of at least Baa3 from Moody’s, BBB- from Fitch or BBB- from S&P on the 90th day following the consummation of such merger or consolidation or acquisition, as the case may be;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may (with the consent of the Required Lenders), and at the request of the Required Lenders shall, by notice to the Company, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Company described in clause (h) or (i) of this Section, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor (and, at any time when no Default shall have occurred and is continuing, with the prior written consent of the Company). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Syndication Agents and the Documentation Agents, in their capacities as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE 9

[RESERVED]

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, at 103 JFK Parkway, Short Hills, New Jersey 07078, Attention of Treasurer (email: guinnesseyk@dnb.com), with a copy to Attention of Chief Legal Officer at the same address (email: HillC@DNB.com);

(ii) if to the Administrative Agent, to JPMorgan Loan Services, JPMorgan Chase Bank, 10 South Dearborn, Floor 7, Chicago, IL 60603-2003, Attention of LaDesiree Williams (Telecopy No. 888-303-9732), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 22, New York, NY 10172, Attention of James Knight (Telecopy No. (646) 534-0698);

(iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(iv) if to any other party, such address (or telecopy number) as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (ii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Facility Commitment, without the written consent of each Lender directly affected thereby, (iii) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, the definition of “EBITDA”

may be amended to replace the reference to “June 30, 2019” in the second proviso thereof to “Maturity Date” and the Required Lenders shall be deemed to have consented to such amendment so long as the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of no more than one counsel for the Administrative Agent and one counsel for the Lenders (unless representation of the Lenders by the same counsel would be inappropriate due to actual or potential conflicts of interests among them, in which case the Lenders shall have right to separate counsel, at the expense of the Company) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof and (ii) no Indemnitee shall assert, and each

Indemnitee hereby waives, any claim against the Borrower or any Affiliate (excluding indemnification claims under paragraph (b) of this Section) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as permitted under Section 6.02(c), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default with respect to Sections 7.01(a), (h), (i) or (j) has occurred and is continuing, any other Assignee, provided, further, that Company shall be deemed to have consented to any such assignment unless it shall object thereto within ten Business Days after having received a written request for consent; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of each Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no consent of the Company shall be required if an Event of Default with respect to Sections 7.01(a), (h), (i) or (j) has occurred and is continuing;

(B) each partial assignment of any Loan shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to such Loan under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording pursuant to paragraph (b)(i) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 10.03). Notwithstanding any other provision of this Agreement, if any Lender shall assign any of its rights or obligations hereunder to any assignee (including an Affiliate of such Lender) that, but for this sentence, would be entitled, immediately following such assignment, to claim a greater amount than such assigning Lender under Section 2.15, Section 2.16 and Section 2.17, such assignee shall not have the right to claim such greater amount; provided that nothing in this sentence shall limit the right of any such assignee to make claims (x) for amounts not in excess of those that could have been claimed by the assigning Lender, (y) to the extent such claims arise from one or more Changes in Law, or (z) from a change in the office, branch or other place of business from which any payment hereunder is made by the Borrower, in each case after the date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and subject to the limitations set forth in, paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of any of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 and Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Lender’s rights and obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any of the Lender’s rights and obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such right and/or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01 or Section 2.04, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) all credit decisions (including without limitation any decisions with respect to amendments and waivers) will continue to be made by the Granting Lender. The making of a Loan by an SPC hereunder shall utilize the Term Loan Facility Commitments of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (1) with notice to, but without the prior written consent of, the Company or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender in connection with liquidity and/or credit facilities to or for the account of such SPC to fund such Loans and (2) subject to the provisions of Section 10.12, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default (other than a Default which has been waived in accordance with Section 10.02) or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including portable document format or “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender and its Affiliates to or for the credit or the account of the Borrower against any of and all the amounts then due and owing by the Borrower under this Agreement to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender and its Affiliates may have.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower, and each other party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement to enforce any judgment obtained against the Borrower or its properties in the courts of any other jurisdiction.

(c) The Borrower, and each other party hereto, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or or (i) on a confidential basis to (i) any rating agency, solely to the extent required by such agency in connection with the rating of the Borrower or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency, solely to the extent required by the CUSIP Service Bureau or such agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder; provided, that prior to any such disclosure, such rating agency, CUSIP Service Bureau, or other similar agency, as applicable, shall have agreed in writing to maintain the confidentiality of such Information and the Company shall have been given prior notice as to what Information will be disclosed. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to the facility size, interest margins, tenor and role of the arrangers provided by arrangers to data service providers, including league table providers, that serve the lending industry. In addition, the

Administrative Agent and the Lenders may disclose the existence of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14. Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

Section 10.15. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.16. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto),

(ii) into, participation in, administration of and performance of the Loans is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans is a fiduciary under ERISA or the Code, or both, with respect to the Loans and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans.

(c) The Administrative Agent hereby informs the Lenders that the Administrative Agent is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that the Administrative Agent has a financial interest in the transactions contemplated hereby in that the Administrative Agent or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.17. No Fiduciary Duty, etc. The Administrative Agentv and the Lenders, and their respective Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Borrower and its Affiliates. The Borrower acknowledges and agrees that nothing in this Agreement will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower or its Affiliates, on the other, except those obligations expressly set forth herein. The Borrower acknowledges and agrees that (a) the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder) are arm’s length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights and remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise the Borrower or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its Affiliates or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or agency duty or similar duty to the Borrower, in connection with the transactions contemplated hereby or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Kathleen Guinnessey
Name: Kathleen Guinnessey
Title: Treasurer and Investor Relations Officer

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	/s/ James A. Knight
Name: James A. Knight
Title: Executive Director

[Signature Page to Term Loan Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Laura H. McAulay
Name: Laura H. McAulay
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Barrett D. Bencivenga
Barrett D. Bencivenga
Managing Director

[Signature Page to Term Loan Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Johnetta Bush
	Name:	Johnetta Bush
	Title:	Director

[Signature Page to Term Loan Credit Agreement]

HSBC Bank USA, N.A. as a Lender

By:	/s/ Robert Moravec
	Name:	Robert Moravec
	Title:	Senior Vice President

[Signature Page to Term Loan Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Liwei Liu
	Name:	Liwei Liu
	Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Garreth Boyle
	Name:	Garreth Boyle
	Title:	Senior Vice President

[Signature Page to Term Loan Credit Agreement]

BANK OF MONTREAL, as a Lender

By:	/s/ Brian Haldane
	Name:	Brian Haldane
	Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Shreya Shah
Name: Shreya Shah
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Sid Khanolkar
Name: Sid Khanolkar
Title: Director

[Signature Page to Term Loan Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Peter J. Hallan
	Name:	Peter J. Hallan
	Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Amir Barash
	Name:	Amir Barash
	Title:	Director
Executed in New York

[Signature Page to Term Loan Credit Agreement]

The Governor and Company of the Bank of Ireland, as a Lender

By:	/s/ Cora Phelan
	Name:	Cora Phelan
	Title:	Senior Manager

By:	/s/ Conor Linehan
	Name:	Conor Linehan
	Title:	Associate Director

[Signature Page to Term Loan Credit Agreement]

SCHEDULE 2.01(a)

Facility Commitments

Lender	Commitment	Commitment Percentage
JPMorgan Chase Bank, N.A.	$42,692,307.68	14.23%
Bank of America	$34,615,384.62	11.54%
Citizens Bank, N.A.	$34,615,384.62	11.54%
SunTrust Bank	$26,538,461.54	8.85%
HSBC Bank USA, N.A.	$26,538,461.54	8.85%
MUFG Bank, Ltd.	$26,538,461.54	8.85%
PNC, National Association	$26,538,461.54	8.85%
Bank of Montreal	$20,769,230.77	6.92%
TD Bank, N.A.	$16,153,846.15	5.38%
Wells Fargo Bank, N.A.	$16,153,846.15	5.38%
Northern Trust	$12,692,307.69	4.23%
Barclays Bank PLC	$8,076,923.08	2.69%
The Governor and Company of the Bank of Ireland	$8,076,923.08	2.69%

TOTAL	$300,000,000	100%

SCHEDULE 6.01

Existing Liens

LEGAL ENTITY:	Dun & Bradstreet, Inc.
Secured Party:	SG Equipment Finance USA Corp.
Collateral:	Hardware and other personal property

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

Reference is made to the $300,000,000 Term Loan Credit Agreement dated as of June 19, 2018 (as amended, modified, supplemented or waived, the “Credit Agreement”), among The Dun & Bradstreet Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

1. The Assignor named below hereby sells and assigns, without recourse to the Assignor, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse to the Assignor, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, (i) the interests set forth below in the Commitments specified below of the Assignor on the Assignment Date, and all Loans, owing to the Assignor which are outstanding on the Assignment Date and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person arising under or in connection with the Credit Agreement, documents delivered pursuant thereto or the transactions governed thereby. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(f) of the Credit Agreement, and (ii) if the Assignee is not already a Lender under the Agreement, an Administrative Questionnaire in the form provided by the Administrative Agent.

3. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Percentage Assigned of
each Commitment (set
forth, to at least 8
decimals, as a percentage
of the aggregate of all
	Principal Amount	such
Commitment/Loans	Assigned	Commitment/Loans)
[Commitment/Loans Assigned:]	$		%

The terms set forth herein are hereby agreed to:

Consented to and Accepted (if required):

____________________, as Assignor	THE DUN & BRADSTREET CORPORATION

By:	By:
Name:	Name:
Title:	Title:

____________________, as Assignee	Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

[FORM OF]

BORROWING NOTICE

Date: [•], 2018

JPMorgan Chase Bank, N.A.,

as Administrative Agent

10 South Dearborn

Floor L2

Chicago, IL 60603

Attention: Ladesiree Williams

Telecopier No.: (312) 732-2007

Ladies and Gentlemen:

Reference is made to the $300,000,000 Term Loan Credit Agreement dated as of June 19, 2018 (as amended, modified, supplemented or waived, the “Credit Agreement”), among The Dun & Bradstreet Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it hereby requests a Borrowing and in connection therewith sets forth below the information relating to such proposed Borrowing as required by Section 2.03 of the Credit Agreement.

1. The proposed Borrowing Date is [•], 201[•].1

2. The aggregate amount of the proposed Borrowing is [•].

3. The proposed Borrowing will be an [ABR][Eurocurrency] Borrowing.

[1]	Date must be a Business Day.

B-1

4. [The duration of the initial Interest Period with respect to Eurocurrency Loans made as part of the proposed Borrowing will be [one month][two months][three months][six months].]2

5. The aggregate amount of the proposed Borrowing shall be disbursed to the account of the Borrower described below:

Beneficiary: [•]

Bank: [•]

SWIFT/BIC code: [•]

Account no.: [•]

Location of Account: [•]

6. The location from which payments of the principal and interest on Loans will be made is [•].3

Very truly yours,

[BORROWER]

By:
Title:

By:
Title:

[2]	Applicable only to Eurocurrency Loans, if any.
[3]	Must comply with Section 2.18 of the Credit Agreement.

B-2

EXHIBIT D-1

OPINION OF COUNSEL FOR THE BORROWER

[     ], 2018

To the Persons listed in Schedule A

The Dun & Bradstreet Corporation

Ladies and Gentlemen:

I am Vice President, Associate General Counsel & Assistant Corporate Secretary of the Company and have acted as counsel to the Company in connection with the preparation, execution and delivery of the $300,000,000 Term Loan Credit Agreement, dated as of June 19, 2018 (the “Credit Agreement”) with the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A and Citizens Bank, N.A., as Syndication Agents and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents (collectively, the “Agents”). This opinion is delivered to you pursuant to Section 4.01(b) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

In connection with this opinion, I have examined a copy of the Credit Agreement signed by the Company and the Agents. I have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, I have relied upon certificates of public officials and of officers and representatives of the Company. In addition, I have examined, and have relied as to matters of fact, upon the representations made in the Credit Agreement.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons (other than employees of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. I have assumed without independent investigation that the Credit Agreement constitutes a valid and legally binding obligation of the Administrative Agent and the Lenders.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and comments set forth herein, I am of the opinion that:

1. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite corporate power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

D-1-1

2. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate action and, if required, action of the stockholders of the Company. The Credit Agreement has been duly executed and delivered by the Company.

3. The Transactions consummated on the date hereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) the Delaware General Corporation Law or (ii) the charter or by-laws of the Company or (iii) any order of any Governmental Authority applicable to the Company, except for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset or the Company or any of its Material Subsidiaries.

4. To my knowledge, after due inquiry, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or threatened against or affecting the Company or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that purport to affect the legality, validity or enforceability of the Credit Agreement or the Transactions.

The opinions expressed in clause (a) and (b)(i) of paragraph 3 above are limited to (x) with respect to clause (a) of paragraph 3, applicable New York laws and regulations and the Delaware General Corporation Law and (y) with respect to clause (b)(i) of paragraph 3, to the Delaware General Corporation Law, which, with respect to both clauses (x) and (y) of this paragraph, in my experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Credit Agreement.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

I am a member of the Bar of the State of New York and I do not express any opinion on any laws other than the law of the State of New York and the General Corporation Law of the State of Delaware.

D-1-2

This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation without my prior written consent.

Very truly yours,

[ ]

D-1-3

SCHEDULE A

JPMorgan Chase Bank. N.A., as Administrative

Agent and the initial Lenders under the

Credit Agreement referred to in

the foregoing opinion letter.

D-1-4

EXHIBIT D-2

OPINION OF SPECIAL COUNSEL FOR THE BORROWER

June [     ], 2018

To JPMorgan Chase Bank, N.A., as Administrative Agent,

and the Lenders listed in Schedule A

The Dun & Bradstreet Corporation

Ladies and Gentlemen:

We have acted as counsel to The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), in connection with the preparation, execution and delivery of the $300,000,000.00 Term Loan Credit Agreement, dated as of June 19, 2018 (the “Credit Agreement”), with the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., and Citizens Bank, N.A., as Syndication Agents and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. This opinion is furnished to you pursuant to Section 4.01(b) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have reviewed an executed copy of the Credit Agreement.

We have also reviewed originals or copies of such other records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Credit Agreement and other documents, we have assumed:

The genuineness of all signatures.

The authenticity of the originals of the documents submitted to us.

The conformity to authentic originals of any documents submitted to us as copies.

As to matters of fact, the truthfulness of the representations made in the Credit Agreement and in certificates of public officials and officers of the Company.

That the Credit Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

D-1-1

That:

The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

The Company has full power to execute, deliver and perform, and has duly executed and delivered the Credit Agreement.

The execution, delivery and performance by the Company of the Credit Agreement has been duly authorized by all necessary action (corporate or otherwise) and does not:

contravene its Restated Certificate of Incorporation or Amended and Restated Bylaws;

except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of the Credit Agreement, or if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Credit Agreement, or the transactions governed by the Credit Agreement. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, any law, rule or regulation that is applicable to the Company, the Credit Agreement or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Credit Agreement, or any of its affiliates due to the specific assets or business of such party or such affiliate.

D-1-2

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The execution and delivery by the Company of the Credit Agreement does not, and the performance by the Company of its obligations thereunder will not, result in a violation of Generally Applicable Law.

2. The Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. The Company is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Our opinions expressed above are subject to the following qualifications:

(a) Our opinion in paragraph 2 is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion in paragraph 2 is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion with respect to Section 10.08 of the Credit Agreement to the extent that such Section permits set off to be made without notice.

(d) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Credit Agreement to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm, or violations of securities laws.

(e) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(f) We express no opinion with respect to Section 10.09 of the Credit Agreement to the extent that such Section (i) contains a waiver of any objection based on inappropriate venue or forum non conveniens in any federal court of the United States, (ii) implies that a federal court of the United States has subject matter jurisdiction, or (iii) purports to grant any court exclusive jurisdiction.

(g) We express no opinion as to the characterization of the Credit Agreement for tax or accounting purposes.

(h) We express no opinion with respect to any provision purporting to bind any party to enter into an agreement or to agree any matter after the date of the execution of the Credit Agreement.

(i) Our opinions are limited to (i) Generally Applicable Law and (ii) in the case of our opinion in paragraph 3, the Investment Company Act, and we do not express any opinion herein concerning any other federal or state law or regulation.

D-1-3

(j) We express no opinion with respect to the effect of Section 10.15 of the Credit Agreement, or with respect to the effect of any Bail-In Action (as defined in the Credit Agreement).

The opinions expressed in this letter are solely for the benefit of the addressees and any successor to the Administrative Agent pursuant to Article 8 of the Credit Agreement, in each case in connection with the Credit Agreement. We consent to reliance on the opinions expressed herein, solely in connection with the Credit Agreement, by any party that becomes, subsequent to the date of this opinion letter, a Lender in accordance with the provisions of the Credit Agreement (each an “Additional Lender”) as if this opinion letter were addressed and delivered to such Additional Lender on the date hereof, on the condition and understanding that: (i) in no event shall any Additional Lender have any greater rights with respect hereto than the original addressees of this letter on the date hereof nor, in the case of any Additional Lender that becomes a Lender by assignment, any greater rights than its assignor, (ii) in furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (iii) any such reliance also must be actual and reasonable under the circumstances existing at the time such Additional Lender becomes a Lender, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by such Additional Lender at such time.

This opinion letter is rendered to you in connection with the transactions contemplated by the Credit Agreement. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Very truly yours,

DMG/PGH/HH/PS/BE/JI

D-1-4

SCHEDULE A

JPMorgan Chase Bank, N.A.

Bank of America, N.A.

Citizens Bank, N.A.

[Additional Lenders]

D-2-1

EXHIBIT H

FORM OF

NON-BANK CERTIFICATE

Reference is made to the Credit Agreement, dated as of June 19, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, and HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

                     (the “Lender”) is provided this certificate pursuant to subsection 2.17(f) of the Credit Agreement. The Lender hereby claims the benefits of the portfolio interest exemption pursuant to Section 871(h) or 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”) , as applicable and represents and warrants that:

1. The Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2. The Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code. In this regard, the Lender further represents and warrants that:

(a) the Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Lender is not a 10-percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code; and

4. The Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

Dated: _____________	[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 19, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Dun & Bradstreet Corporation, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________ __, 20[ ]

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 19, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Dun & Bradstreet Corporation, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________ __, 20[ ]

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 19, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Dun & Bradstreet Corporation, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________ __, 20[ ]

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of June 19, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Dun & Bradstreet Corporation, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________ __, 20[ ]